Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries, Inc. - President, CEO

Timothy Estes Dycom Industries, Inc. - COO

Richard Vilsoet Dycom Industries, Inc. - General Counsel

H. Andrew DeFerrari Dycom Industries, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Tahira Afzal KeyBanc Capital Markets - Analyst

Alex Rygiel FBR & Co. - Analyst

Adam Thalhimer BB&T Capital Markets - Analyst

John B. Rogers D.A. Davidson & Co. - Analyst

Simon Leopold Raymond James & Associates - Analyst

Noelle Dilts Stifel Nicolaus - Analyst

Craig Watner Sycamore Lane Partners - Analyst

Christian Schwab Craig-Hallum Capital Group - Analyst

Alan Mitrani Sylvan Lake Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference, all the participants are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time. As a reminder, today's call is being recorded. I'll turn the conference now to the President and Chief Executive Officer, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you, John. Good morning everyone, I'd like to thank you for attending our third-quarter fiscal 2012 Dycom results conference call. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com, under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide 1, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?

Rick Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve. Referring to slide 2, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, estimates and projections, and involve known and unknown risks, and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 30, 2011, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking statements. Steve?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Rick. Yesterday, we issued a press release announcing our third-quarter results. As you review this release, please note that we have included Adjusted EBITDA and certain organic revenue amounts, both non-GAAP financial measures, to our release and comments. In addition during the third quarter of fiscal 2011, we recorded a $2.6 million pre-tax loss on debt extinguishment and incurred a $0.6 million pre-tax charge related to a wage and hour class action litigation settlement. See slides 11 through 14 for a reconciliation of non-GAAP measures to the GAAP measures in the slide presentation provided for this call. For clarity and to enable comparability between periods, our comments will exclude the effect of these items.

Moving to slide 3, revenue for the quarter increased year-over-year to $296.1 million, a growth rate of 17.3%. Please note that all revenue during the quarter was generated by businesses that we owned both in this quarter and the year-ago quarter. Accordingly, all growth this quarter was organic. Volumes during the quarter were strong from telephone companies as a whole with most companies growing meaningfully while still carefully managing routine capital and maintenance expenditures, and spending by cable customers also increased year-over-year.

Gross margins increased by 28 basis points year-over-year reflecting improved operating performance. General and administrative expenses declined by 28 basis points year-over-year reflecting improved operating leverage and tight cost controls. All of these factors produced Adjusted EBITDA of $29.9 million for the third quarter, an increase of 25.8% from last year. Net income of $0.28 per share for the third quarter improved significantly from last year's earnings per share of $0.10. Liquidity was robust in the quarter with cash and availability under our credit facility at the end of the quarter totaling $252 million after repurchasing 495,500 shares of common stock.

Going to slide 4, during the quarter we experienced the effects of a robust and improving industry environment. Revenue from AT&T was $39.8 million, or 13.4% of revenue. AT&T was our largest customer. CenturyLink was our second largest customer at 13% of total revenue, or $38.5 million. CenturyLink grew over 38% year-over-year. Revenue from Comcast was $37.1 million or 12.5% of revenue. Comcast was our third largest customer and grew 7.2% year-over-year. Verizon was Dycom's fourth largest customer for the quarter at 11.1% of revenue, or $32.7 million.

Revenue from Windstream was $26.6 million or 9.0% of revenue. Windstream was our fifth largest customer. Both Verizon and Windstream grew 49.0% year-over-year. Altogether, our revenue grew 17.3% representing our fifth consecutive quarter of organic growth. Our top five customers combined represented 59.0% of revenue, growing 12.3%, while all other customers increased 25.4%.

Now moving to slide 5. Backlog at the end of the third quarter was $1.744 billion versus $1.819 billion at the end of the second quarter, a decrease of approximately $75 million. Of this backlog, approximately $961 million is expected to be completed in the next 12 months. Both backlog calculations increased dramatically year-over-year reflecting an extremely productive period during which we continued to book new work and renew existing work.

With Comcast, we renewed a cable installation services agreement covering New Jersey, Pennsylvania, and Texas for four years. From Windstream, we secured a new two-year construction and maintenance agreement in Georgia. With Time Warner Cable, we renewed a two-year construction and maintenance services agreement in California. From Verizon, a three-year engineering services agreement covering Florida, Virginia, and Texas. Finally, we secured a number of rural broadband projects in the states of Georgia, North Carolina, Tennessee, and Vermont. Headcount remained steady during the quarter at 8,207. Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve and good morning, everyone. As a reminder, in the conference call materials for today's call, we have provided disclosure of non-GAAP measures such as organic revenue growth, Adjusted EBITDA, and non-GAAP net income from Q3-2011, and we have provided a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Going to slide 6. Contract revenues for the third quarter of 2012 were $296.1 million compared to $252.4 million for the third quarter of 2011, an increase of 17.3% year-over-year. Telecommunications customers totaled approximately 86.5% of revenue during the current quarter, which is slightly increased from the prior year. Q3-2012 Adjusted EBITDA grew to $29.9 million or 10.1% of revenue compared to $23.8 million or 9.4% of revenue reflecting improved performance and greater operating leverage. Net income for the current quarter increased to $9.6 million or $0.28 per share compared to non-GAAP net income of $3.4 million or $0.10 per share.

Turning to slide 7, revenue grew within the majority of our top 10 customers including growth within existing contracts and services for rural broadband initiatives. Higher revenue and improved cost trends resulted in Adjusted EBITDA of $29.9 million or 10.1% of revenue which is an increase of 68 basis points compared to Q3-2011. On the cost side, we experienced improved operating leverage and we maintained cost discipline. Other income increased to $7.6 million as a result of higher asset sales and favorable pricing. Our year-to-date effective tax rate was approximately 39.4% and our effective tax rate for the quarter was slightly lower reflecting tax benefits recognized.

Turning to slide 8. Our financial condition is strong and our liquidity is robust. We ended the period with approximately $66.7 million of cash on hand and cash flows supported our sequential growth during the quarter. Capital expenditures net of disposals were $7.8 million for the quarter. Gross CapEx for the quarter was approximately $19.4 million. On our $225 million senior credit facility, there were no borrowings outstanding, and we ended the period with full availability of $185.9 million after providing for $39.1 million of outstanding letters of credit.

During the quarter, we repurchased 495,500 shares of our common stock in the open market for approximately $10.9 million or $22.08 per share. At the end of Q3-2012, we had approximately 33.6 million shares of common stock outstanding. On a fully diluted basis, weighted average shares were approximately 34.7 million during the quarter. Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Drew. Going to slide 9, in summary within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. These successes were reflected in our total backlog and sustained organic growth. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities are strengthening.

Industry participants continue to aggressively extend fiber networks for wireless backhaul services. Broadband stimulus funding has meaningfully increased rural telecommunications network construction. Recent federal regulatory changes are expected to further support this trend. Cable operators are accelerating the deployment of fiber to small and medium businesses. Wireless carriers are upgrading to 4G technologies creating meaningful growth opportunities in the near to intermediate term. And finally, telephone companies are deploying Fiber to the Home or Node technologies to enable video offerings.

Across all of these opportunities, we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale. Consequently, we have expanded the portion of our revenues which is recurring. In sum, we believe that our leading industry presence enables us to clearly foresee industry developments. Among service providers of our size or larger, we believe we are uniquely positioned, managed and capitalized to meaningfully experience a strong industry recovery to the benefit of our shareholders.

Now moving to slide 10. As we look ahead to a solid industry environment, our expectations are shaped by the following views. Revenue over the next several quarters which continues to exhibit consistent seasonality and grows at a high single-digit percentage rate when compared to the prior years quarterly revenue, excluding storm restoration services. Margins and earnings which reflect operating efficiencies at higher revenue levels. Strong cash flows which will be dedicated, as projected returns direct, to supporting organic growth, accretive acquisition opportunities, which enhance our scale and service offerings, and share repurchases. And finally, we are confident that our solid operating trends will continue for a sustained period.

Accordingly, we expect for the fourth quarter of fiscal 2012, revenues which grow at a high single-digit to low double-digit percentage year-over-year, after excluding fourth quarter of 2011 storm revenues of $14.1 million. Gross margins in line year-over-year; general and administrative expenses sequentially in line with the third quarter; depreciation and amortization which is flat on a sequential basis; other income, which decreases approximately $2 million from the fourth quarter of 2011; and fully diluted share count which is approximately unchanged on a sequential basis.

As the nation's economy improves, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees and the experience of our management team who have grown our business and capitalization many times before. Now, John, we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Tahira Afzal, KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Good morning, Steven, and congratulations on a very good quarter.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Tahira Afzal - KeyBanc Capital Markets - Analyst

I guess my first question is, as you look out to all your business markets, they all seem to be now aligning positively. Which ones are you the most excited about in terms of opportunities over the next one to three year perspective?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think for us, we certainly have this opportunity in wireless which is something that we first got involved in that business in December of 2010, but we added to that with an expanded relationship with AT&T. And I think that we feel very good about how that's developing. And so we feel strongly about that. I think we remain encouraged around fiber to the cell sites, and other projects that are coming in behind. We had one customer who on a conference last week commented about things that they would be doing after fiber to the cell site to deploy fiber deep into their networks, and I think all of the cable companies have been uniformly encouraged by deployments of fiber to small and medium enterprises, a high-growth area for them and something that really requires our services to that industry to do. So it's kind of -- in this particular environment to hear, it's kind of hard to pick what you are most pleased with, other than to say I think we're very happy that we've had, to-date, a pretty successful entry into the wireless business, which is something new to us.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Great. And second question and then I'll hop back into queue, Steve. Your margins were fairly decent, in line year on year in the fiscal third quarter and your fourth quarter guidance as you just gave it, implies a fairly nice a sequential uptick. Should we be looking at that type of seasonality going forward as well? Or is the fourth quarter implied margin really the run rate going forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think the fourth quarter and the first quarter always have the best weather and the least number of holidays. And so those are going to -- on a comparative basis are always going to be strong. We started a number of projects, and so we've had some expenses in doing that, and we think as those projects get up and running, that hopefully, that will increase the run rate. But as always, we're going to be cautious about over promising on where we can be, but we're optimistic about continued improvement there.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Great quarter once again, Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst

Thank you. Good morning Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Good morning, Alex.

Alex Rygiel - FBR & Co. - Analyst

Can you comment a little bit more on AT&T's revenue, in particular, obviously, it was down a little bit year over year. Comment on what the mix was between wireline and wireless and what your forecast or expectation is for the wireline trend going forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. So clearly, wireline was down and wireless was a small contributor in the quarter, so not significant although we see that ramping up throughout the balance of the calendar year and then into calendar '13. And so we clearly feel as we get deeper into this calendar year that we'll be lapping quarters where we see growth at AT&T because of the pickup in wireless. We -- clearly, AT&T has spent sometime kind of rethinking their CapEx program, post T-Mobile. And they still are adding U-verse subscribers, continue to invest in wireline, and we think in the longer term we see growth on the wireline side with them on top of what's going to be clearly all growth for us on the wireless side.

Alex Rygiel - FBR & Co. - Analyst

Is it safe to assume that you did experience a little bit of margin pressure as you ramped the AT&T wireless contract?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I wouldn't say that, Alex. Sure, it's probably subtracted something but we're talking small basis points. It's not a big deal. We feel good that we made investments in systems, that we've hired good folks with good wireless experience and we feel confident that's going to be -- it's going to be an inline business for us and attractive.

Alex Rygiel - FBR & Co. - Analyst

And you mentioned a number of contract renewals. Were any of those renewals larger in size in any way?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think certainly the Comcast renewal that covers a good portion of our installation business in the east with them, and so that was certainly a nice renewal. But the contract we referenced in northeast Georgia for Windstream, that was new to us. There's a fair amount of fiber to the cell activity there ongoing and planned. But I think in general, the growth quarter was renewals with customers last quarter, particularly CenturyLink where we saw more significant contracts.

Alex Rygiel - FBR & Co. - Analyst

And lastly, your customer breadth is increasingly very attractively here. Should we expect that you're wireless customer base breadth improves as well?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Well, it's interesting that - Drew hasn't given our top 10 customers, 6 through 10, but why don't you go ahead and do that, Drew, as answer to your question, Alex?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Charter was 7.2%; Time Warner Cable was 4.1%; Farmers Telephone was 1.5%; Ericsson was 1.3%; and Crown Castle was 1.3%.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So I think we're encouraged by opportunities with AT&T. But we also through other businesses, have access and are participating in the Sprint Network Vision, have -- we believe good opportunity with respect to T-Mobile's 4G upgrade. And then as we noted with Crown Castle, that's really the distributed antenna business that Crown Castle just acquired and we see opportunities for that business going forward. Although in that particular case, it's wireless but the bulk of the construction activity is really fiber installation which is an ongoing theme as all these industries converge around deeper deployments of fiber.

Alex Rygiel - FBR & Co. - Analyst

Very helpful. Nice quarter.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

Next question is from Adam Thalhimer with BB&T capital. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning Steve. Good morning Drew.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Good morning, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

Can you -- I realize it's a little bit smaller but can you talk a little bit more about the Verizon engineering contracts? Those looked unique to me.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We've been providing those services for Verizon for lots of years. It supports their business as usual work as well as their MDU programs for FiOS and the path creation. And so it is something that we've been doing for quite a while. Probably the last time we talked about it was maybe three years ago and so it may not have come up. But we are not, more broadly speaking, not specifically with respect to Verizon, but we are seeing some opportunities to integrate our engineering services with construction on a turnkey basis and so it's nice to have that business as part of our portfolio.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. Can you comment on your thought process, why resurrect the buyback here after being silent on that for three quarters?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I'm not sure I follow you, Adam. We had repurchased in this quarter. We had, had to have been out of the market for approximately two quarters because of some regulatory reasons around repurchases because we had repurchased 15% up through July of 2011. So we don't consider the October, January quarters being out of the market. We couldn't buy because of these regulatory requirements.

Adam Thalhimer - BB&T Capital Markets - Analyst

Got it. I wanted to ask about the -- your gross margin guidance which is for flat year over year. You've had seven quarters of margin improvement and I'm just wondering if the Q4 flat reflects the fact that you had some benefit from storms in Q4 last year? The flow through to margin?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. I think, Adam, there's a couple things. Clearly, we had a bunch of storm work that was off a smaller revenue base. It's peak spot work. It often has impacts both positive and negative but I think generally, as we said last year, it was a net positive for the business and we obviously never forecast that kind of activity and hope that it doesn't occur given how damaging it is. I think the other thing to keep in mind, both respect to the margins and where we're thinking about in terms of organic growth, year on year, is as you mentioned for seven quarters we've had good improvement -- we started a new operating trend in the business. We confirmed it, we've had ahead of expectations performance. As we look ahead, and we begin comping better quarters on top of good quarters, that implies different rates of change than when we were comping good quarters on poor quarters. And we're optimistic looking ahead, although we're not providing guidance for the next fiscal year, that we've got good solid trends in the business but we don't want expectations to get ahead of the business.

Adam Thalhimer - BB&T Capital Markets - Analyst

And then gross margin in the quarter, you got it to up 100 basis points. It was up 50. Was there a fuel impact there?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Actually, the fuel because of the changes that we've made in the mix of business we're actually slightly down as a percentage of revenue. So that wasn't it. We certainly had great growth with those customers where we supplied materials. We've talked about that before. And we had a couple of things that we wished would have gone better and we feel that they've been dealt with. And in any quarter, when you get to talking to 10 or 20 basis points, there's always areas for improvement going forward.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Thanks so much.

Operator

And we will go with John Rogers with D.A. Davidson. Please go ahead.

John B. Rogers - D.A. Davidson & Co. - Analyst

Hi. Good morning.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Good morning John.

John B. Rogers - D.A. Davidson & Co. - Analyst

Couple of things. First of all, and I'm sorry if I missed this, but could you give us the breakout between telecom and cable revenue?

Drew DeFerrari - Dycom Industries, Inc. - CFO

I'll do that, John. This is Drew. On the telecom side, it was 58.8% and cable was 27.7%.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. And then also just in terms of the increase in relative receivables, is that -- what's causing that? Is that the mix of business? Or is it just -- I know there is some seasonality there, but --

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Well, John, generally there's going to be seasonality particularly around the work in process in the third quarter, right, because you're into the spring construction season and so the projects initiate and ramp up and it takes a period of time to get them into accounts receivable and turn them into cash. So certainly there's a normal seasonal effect. There are also some things where we've worked through one or two issues where customers are putting new billing systems in, those things have been resolved. That happens every quarter. Some have bigger impacts than others. But we feel fine about the accounts receivable and the work in process, and cash conversion is not going to be a problem.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. So it is still in that same -- I don't know, mid-60s, 70 days?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Exactly. It was 69 days, I think, in the quarters last calendar year, and dropped to 63 as we had a lot collections and now it's kind of back to where it was.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. Okay. And then Steve, in terms of the comments on growth going forward, not the fourth quarter but further out, in that high single digits, I guess I'm just trying to -- I'm curious about your thoughts on that. Is that a reasonable expectation for this business? Do you think -- are you more interested in acquisitions in terms of growing that? Or leveraging that with share repurchases and driving down costs?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. John, I think --

John B. Rogers - D.A. Davidson & Co. - Analyst

I'm sorry to interrupt, but I think the expectation for earnings is probably a little higher than that. I don't know.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Hopefully we're going to run the business to where we're going to grow earnings faster than top line. Right?

John B. Rogers - D.A. Davidson & Co. - Analyst

Right. Okay.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We run a business that's organically growing in the high-single digits. We're going to get leverage and we're always working on running the business more efficiently. So certainly, we'd like to see earnings growth that is faster than the top line. Right? We would want to get bigger and better and that's the way you do it.

With respect to where we use the cash flows, because there will be good cash flows out of that kind of profile of the business, we continue to look at acquisitions. But at the same time, we're going to do that on a basis where we look at what the risk adjusted returns are to that use of cash versus buying shares back in. And we've retired a substantial number of the shares over the last two years. We think that's benefited shareholders, so we'll continue to evaluate that. We've also done some acquisitions, particularly this wireless acquisition, if you think about it as you recall, that was a $27 million, $28 million acquisition. But it was a nice contributor to our opportunity to build this wireless business with AT&T. And so it's going to prove to have been a wise use of capital there. So as we see those kind of opportunities, we'll take advantage of them as we have in the past.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. And finally, just in terms of the wireless opportunities, do you see that as a balance to the wireline business? Equal or is it just different cycles and -- how long does that -- (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think that what's interesting, John, is there's clearly lots of wireless construction that's going on. There's the direct macro cell work, the new site builds, the 4G LTE builds. There is a maintenance element to that business, not substantial right now, but it is something that we also have there. But I think what's interesting is you are really seeing, with the shortage of spectrum, you're seeing opportunities around distributed antenna systems, both in building and outside, that really take advantage of our core skill sets. So not unlike what we've seen in the convergence between cable and telephone wireline, whereas they've converged, it created lots of opportunities. We're seeing a convergence between wireline and wireless that we also think creates opportunities. So I don't know that I'd say it's countercyclical. I think it's just all part of the same secular drive to provide a whole lot of bandwidth and always more than people expect, both wireline and wireless. There was an article this morning in the New York Times talking about an initiative in university towns to deploy more one gigabit wired networks. So there continues to be catalyst for both businesses.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. Great. I appreciate the thoughts.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

Next question is from Simon Leopold with Raymond James. Please go ahead.

Simon Leopold - Raymond James & Associates - Analyst

Thanks. Thanks a lot. A couple questions. I wanted to talk a little bit about the sequential trends in revenue and then maybe the seasonality beyond the July quarter. In light of the CapEx outlook from the large north american service providers, it would seem that there is a generally good sequential trend for their June quarters. Obviously, you are on a July quarter. But it also appears that the year is fairly backend loaded. So two parts of this question is one, it seems as if the sequential you are forecasting is a little bit modest relative to the way spending is looking to ramp, and then wonder how you think about the suggestion that this calendar year is particularly backend loaded when we look at some of the larger projects, most notably in wireless from the likes of Sprint and AT&T?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes. I think, Simon, we've seen the same CapEx discussions that you have, probably even more granular is one particular client of ours talked about their fiber to the cell program, where they've done 650 towers in the first quarter but expected to do 4,000 to 5,000 for the full year which obviously even at the low end implies a pretty substantial ramp-up. We just want to make sure that we have reasonable expectations around growth rate. And as you recall, we've always said to the extent that we will balance growth rate above trend, or at trend versus margin opportunities that we're going to be careful there. There's nothing that we see in our environment that would tell us that anybody's thinking about not spending what they forecast for full year CapEx. So the arithmetic I guess would tell you that it's got to be backend loaded, if that's going to be true, based on first-quarter spending levels but we're just going to be appropriately cautious.

Simon Leopold - Raymond James & Associates - Analyst

Understood. And if we think about the wireless opportunity, obviously it's something that you're getting started with. How material, as a percent of your total revenue, do you think wireless related business could be whether it's cell side work or running fiber to sell sites, either by year-end or maybe a year from now, just sort of order of magnitude?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. And I think, Simon, we had talked about when we announced the AT&T relationship in November of last year that we said a year from then, so November or year-end '12, we could see that business as a $50 million to $100 million business. And that is not accounting for opportunities with Sprint Network Vision, T-Mobile, Verizon's ongoing build that we participate with also. And based on the amount of work that's been released to us so far, we see no reason to believe that we don't get to what we said. And perhaps even towards better than the midpoint, in that expectation. So we're learning our way around the industry, but so far we're pleased with our progress.

Simon Leopold - Raymond James & Associates - Analyst

Great. And then just one last one was TBS ran a piece the other day regarding cell site work and the dangers involved in that. And I know you in the past have talked about your insurance costs and focus on safety. I don't know if you are familiar with this piece on Frontline, but just wondering if you could comment on the competitive environment whether the you feel like your focus on safety puts you at any pricing disadvantage to some of these fly-by-night shops and how you think about this issue?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes. I did not see the piece, Simon. I did read an article, an industry article that talked about the piece, so I'm broadly familiar with the issue. We've been in the business and I personally have been in the business of providing services and hazardous work environments for my entire career. I think we place a lot of emphasis on safety. And in our mind, given the consequences of poor safety and the expenses associated with those, you're never at a cost disadvantage focusing on safety. So I would not accept the premise that because we've been safety conscious that we've ever been at a competitive disadvantage. And in fact, I think that our safety focus and the fact that we're tightly involved and understand the process of construction means hopefully on a relative basis, we'll do better. Nobody likes to ever have anybody hurt, no matter what business we're in whether that's climbing a tower or in an auto accident. It's just not something that's acceptable.

Simon Leopold - Raymond James & Associates - Analyst

Thank you.

Operator

Our next question is from Noelle Dilts with Stifel Nicholas. Please go ahead.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi Good morning Steve and Drew. I will echo the sentiment and say congratulations on a nice quarter. I was hoping you could provide an update just on your rural broadband work, how much work you are kind of -- you estimate you performed was related to rural broadband in the quarter and then an update on where your backlog stands today and how you think that's going to kind of fall out over the next year or so?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Noelle, we have not broken it out other than to say that it was a nice piece of the growth but it was by no means all the growth in the quarter. And I think organically we grew $43 million. So it was a nice piece of that, but it surely wasn't all of that. We continue to see opportunities. The backlog has continued to grow during the last quarter. And so we have not seen the end of opportunities. And I think what's informative from my perspective is if you look at our number eight customer, who is actually our largest independent rural customer, Farmers Telephone in last quarter, they got none of the broadband stimulus money. This is all traditional RUS funding. It's a customer we've worked for, for I don't know, 15 years. Long time. So we were comfortable that there is still opportunities that are presenting themselves and that in the big scheme of things that there will be plenty of business that continues post-2014 when the 2009 stimulus money sunsets that there will be other growth opportunities in rural construction.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Great. And then in terms of the AT&T wireless work, can you just talk a little bit about how over the past few months the work release out of AT&T, when did you start to really get a lot more of that work released? And then how was that ramp-up gone over the past few months? And can you talk about the run rate you are at now and where you expect that going just in the near term?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. I think it's been clear to the industry that AT&T kind of reworked their plans post T-Mobile and was somewhat a little bit slower in the first calendar quarter. In our particular case because we're a new supplier, Noelle, we are basically filling up the pipeline that starts with site acquisition and then moves to construction and then test and turn up and getting sites on air. And so at this point, we've just been really building backlog. We expect that to accelerate each quarter sequentially for at least the next three, perhaps the next four, as we continue to get releases. We really only had one substantial release into the business now, and I would say that it was a nice number and supportive of a business that we talked about as being $50 million to $100 million run rate business by the end of the calendar year. Where it goes from there is a function of our execution for AT&T, and on a relative basis, if we can be of value to them through expanding our footprint, we will hope to earn that opportunity.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. Thank you.

Operator

Our next question is from Craig Watner from Sycamore Lane. Please go ahead.

Craig Watner - Sycamore Lane Partners - Analyst

Hi. I appreciate your comments on the -- on billed revenues having some seasonality to it but as I go back and look, it doesn't really appear to be the case. It looks like there's been a pretty steady build in unbilled relative to bille over the last five or six quarters. Is there something going on in the business for that?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

There is historically a growth in the unbilled in April quarter. There are customer issues that come in and out depending on where the growth is and depending where the build is so for example where we are having organic growth with the stimulus clients, a number of those are in northern climates so you're going to have build in the April quarter as the projects get started. And I'm looking back over the last five quarters, and the build in October was essentially in line with where it was in April. So we've managed through the balance sheet. We didn't buy back $100 million of stock in the last two years by losing control of operating cash flow. And so we're managing through it. We don't see any issues.

Craig Watner - Sycamore Lane Partners - Analyst

Okay. So there has not been a change in revenue recognition policy at all?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Zero.

Craig Watner - Sycamore Lane Partners - Analyst

Okay. Thank you.

Operator

Next we will go to Christian Schwab with Craig-Hallum Group. Please go ahead.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Thanks for taking my call. Great call -- quarter, guys. Generically, regarding visibility and predictability of the revenue stream, seasonal strength, historically Q4, Q1, your comments just a few minutes ago about backlog. As far as visibility, into your business, can you make any generic statements regarding whether it's a lot better than what you thought it would be, 90 days ago, or 180 days ago or is it kind of in line with what you would have expected?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think, Christian, if you think back over the last six months, we did not have this AT&T wireless business coming on. So anytime you can add a new revenue stream, that's going to create improved visibility, right?

Christian Schwab - Craig-Hallum Capital Group - Analyst

Right.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So we feel good about that. I think with respect to the broader business, I think we remain encouraged that so long as the overall economy continues to grow, we have to deal with these European scares periodically, but as long as the overall economy is growing, our customers seem to have pretty consistent levels of confidence. When we have conversations with them, they feel pretty confident about the year's trajectory and the spending. And then something that the housing numbers are continuing to indicate, particularly in our wireline side of the business as housing continues to firm, that will create more confidence amongst our clients and visibility. Because it's just a natural network deployment function that's been missing now for four years that is coming back, not in a major way, but a small way, but at least in the right direction.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Can you say four or five years ago, just how big was -- if you can determine it or give us a generic description of just how much revenue you did in the wireline business just regarding normal housing starts?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes. What we said when it came out of the business in 2008 and 2009, we said that historically deploying cable or networks into new housing subdivisions, new industrial parks, office parks, those kinds of things, direct was generally 6% to 8% of business. There were certainly other effects because clearly to deploy new network in the subdivision, you got to have a robust enough network to feed it. So if we were thinking about direct and indirect effects, a number approaching 10% would not be surprising. One part of our business, at one point in the Sunbelt City, I know we had just 75 crews every day that were out deploying networks in new subdivisions and at the bottom, I think it became four crews. So it can be a meaningful impact if it comes back.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. No other questions. Thank you.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you

Operator

We have a follow up from Tahira Afzal. Please go ahead. Tahira your line is open

Steven Nielsen - Dycom Industries, Inc. - President, CEO

If not John please more to the next question

Operator

We will go to Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Management - Analyst

Drew, can you give us an update on what you expect for full-year gross CapEx and net CapEx?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure. We think about it on a net perspective, Alan. So last quarter we talked about $55 million to $60 million and we think we'll be in that range for the full year.

Alan Mitrani - Sylvan Lake Management - Analyst

In that range for the full year? Okay. Also, your D&A seems to have been basically flat lined the last few years -- flat line to down I guess because you're selling -- you're getting good prices for equipment, been aggressive selling. Can you give us a sense of when the D&A starts to tick up? Is that a fiscal year 2013 event we should assume it's going to up a few percent?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I don't -- a few percent possible, Alan. We generally depreciate assets over five years. So what's happening is things that we bought in 2006 and 2007 have been rolling off. If you look at our CapEx addition, net additions, in '08 and '09 you're going to find they are pretty small numbers. And so actually I would expect that it ticks up a little bit as the new additions or greater than whatever we disposed four-five years ago.

Alan Mitrani - Sylvan Lake Management - Analyst

Great. That's helpful. Also, Drew, just a couple more housekeeping things. You expect the full-year tax rate to be what?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Slightly below 40%. For the year-to-date, it was just over 39% but there had been some credits that we get on exercise of the stock options reflected in there. But I do think the full year will be just slightly below 40%.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. Great. And also I wasn't sure maybe I missed it on the slide, what was cash flow from operations for the quarter?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure, Alan. It was a negative $2.4 million.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Essentially flat for the quarter.

Alan Mitrani - Sylvan Lake Management - Analyst

Got it. Okay. Also, Steve, it seems like given the backlog that you have and that you've built over the last number of years, it seems like fiscal year '13 barring of course bad weather or European collapse hitting us or something that right now isn't on the horizon for the near term, it seems like given the backlog you have you're going to be set up for record revenues and possibly record earnings and seemingly record EBITDA. You've talked about goals before in terms of where you'd like to get the margins and where you'd like to see the business. Is it mostly just a function now of getting the revenue flow through on what's essentially a fairly fixed costs space to be able to hit the margin goals that you've laid out from a couple years ago?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Certainly that goes a long way, Alan. If you can have a second compounded year of organic growth, you grow revenue faster than you grow your cost of goods and faster than you grow your G&A, so certainly that helps. The longer we get into a period of expansion and the more opportunities we have to address, hopefully we'll be able to be better allocators of opportunity. And so as always, we're working on things that are -- that have margins that are below the average, so that over time, that we can improve that average by managing better what's not performing as well as we'd like or just not doing it anymore, which we've also done that in the past. So I think it's a combination. I think the other thing to an earlier point is that we've just got a much better balance of revenue across customers and a more balanced set of opportunities with the inclusion of wireless and the cable business for small and medium enterprise than perhaps we've had in other growth -- to points of time in the business.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And lastly, in looking at this underground utility line locating business, it seems to have -- I just look at it on a trailing 12 month basis consistently. It's gone from $200 million and change back in '08 down to what seems to be a low point here at about $130.8 million on a trailing basis roughly call $130 million. Are we at the bottom given that the indicators of housing that I see seem to be picking up? And can that finally contribute to margins? Because I have to imagine that it's been a detriment to margins the last few years, gross margins specifically.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think there's two things, Alan. We had talked about kind of deemphasizing the technician businesses and pulling back a little bit there, so some of it was planned. In part that was a response to the price of fuel because fuel impacts that business in particular, impacts all of our businesses but it certainly has an impact on technician businesses broadly. And so we had said that that kind of repositioning of the business we thought was done kind of late summer, early fall last year. And so I think your numbers just reflect that. Clearly, housing helps. I was out on projects in New Jersey and Virginia where there are new housing subdivisions that we're just beginning to work in and that's a first in a long time. And so certainly that helps also.

Alan Mitrani - Sylvan Lake Management - Analyst

Thank you.

Operator

We do have a follow up from Noelle Dilts.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi guys. I just wanted to make sure I'm thinking about this the right way and I apologize if I missed it, but this higher other income in the quarter, I'm assuming that's related to just taking advantage of a favorable environment for asset sales? Was there anything else that fell into that?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. There were two things. Primarily, it was we got very good prices on disposal. The used equipment market is very robust in part because lead times to get new equipment are longer for small contractors than they are for us and we arbitrage that. And in part because of the overall industry growth, we've been able to sell some of our older assets at better prices than we expected. We also had about $600,000 of a gain on the sale of a very small non-core cable system that we had in Alabama that we sold to Charter just at the beginning of the quarter. And that's a one off but the balance of it was just taking advantage of some pretty robust pricing on assets that the market is presenting right now.

Noelle Dilts - Stifel Nicolaus - Analyst

So what -- your guidance suggests a sequential decline in other income. What is -- aside from this one off issue, what makes you think that you won't be able to continue to generate other income at this level?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

It's really a plan, Noelle. We always tend to -- the best prices tend to come in the spring, okay, as contractors gear up. And so we time our deliveries to come in the fall and early winter for our new equipment so that we can rotate out the old equipment in time to get it to sale. So it's really just kind of a normal ebb and flow. And so it's reasonably predictable year over year but less predictable quarter over quarter other than to say the April quarter is generally going to be pretty strong just because of taking advantage of the spring selling season.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Thanks.

Operator

We do have a follow up from John Rogers, D.A. Davidson.

John B. Rogers - D.A. Davidson & Co. - Analyst

Steve, one thing that occurs to me, in terms of the storm revenue in the current quarter --

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes.

John B. Rogers - D.A. Davidson & Co. - Analyst

Are you just assuming none? Or --

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes. In the third quarter, John, April quarter we essentially had none. I think it was $400,000 or $500,000. It was a rounding error. And to this point, we're not far into the quarter. We've had none in the July quarter. And so we just -- in telecommunications, John, every once in a while, we'll have a meaningful amount of storm work, but it's very hard to predict and we could go two or three or four quarters and essentially have none.

John B. Rogers - D.A. Davidson & Co. - Analyst

But it's also unusual to have a lot? And unusual to have none?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes. Well, that's true. But when I say none, I mean none that's meaningful. It may be $1 million or $2 million in the quarter. I think in the October '11 -- first quarter of this year, I think we did $3.5 million. In a $300 million quarter, I don't know that that means a whole lot. Certainly last year's fourth quarter to have $14 million in the quarter is significant. And to the misfortune of the poor folks in Alabama and Tennessee and Georgia, there just happened to be a lot of that work in areas where we have lots of contracts.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. Okay. Thank you. Appreciate the clarity.

Operator

And with that, no further questions in queue.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Well, we thank everybody for your time and participation on the call. And we look forward to speaking again on the fourth quarter call, which will be the last week of August. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation.